RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                               GOURMET GROUP, INC.


          This is to certify that I, the undersigned, do hereby restate the Articles of Incorporation, as amended, of Seair Group, Inc. (the "Corporation") in and by virtue of the provisions of the Nevada Business Corporation Act and under the provisions of ss. 78.385 et seq., Nevada Revised Statutes, (hereinafter referred to as the "N.R.S.").

          The Board of Directors of Seair Group, Inc. adopted resolutions setting forth the proposed amendments to the Articles of Incorporation and recommending the adoption thereof and the restatement of the Articles of Incorporation by the stockholders of the Corporation in accordance with the applicable provisions of N.R.S. The amendments and restatement were duly adopted in accordance with the provisions of N.R.S. 78.320 upon the consent of holders of 1,809,815 shares of common stock representing a majority or 64.9 % of the 2,787,747 shares outstanding and entitled to vote at the time thereof.


                                    ARTICLE I
                                      NAME

          The name of the Corporation is Gourmet Group, Inc.


                                   ARTICLE II
                                PRINCIPAL OFFICE

          The principal office of the Corporation shall be located at 1 Chisolm Trail, Buda, Texas 78610 and/or such other place as the directors shall designate.


                                   ARTICLE III
                                    DURATION

          This period of duration of the Corporation is perpetual.


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                                   ARTICLE IV
                               PURPOSES AND POWERS

          The Corporation shall be empowered to do each and everything necessary, suitable or proper for the accomplishment of any legitimate corporate and business purpose or which may at any time appear conducive, expedient or necessary for the protection or benefit of this Corporation, and to do such acts as natural persons might or could do, in any part of the world as principals, agents, partners, trustees or otherwise, either alone or in conjunction with any other person, association or corporation.

          The foregoing clauses shall be construed as powers as well as objectives and purposes and the matters expressed in each clause shall, unless herein otherwise expressly provided, be in no way limited by reference to or interference from the terms of any other clause, but shall be regarded as independent objectives, purposes and powers, and shall not be construed to limit or restrict in any manner the meaning of the general terms or the general powers of the Corporation, nor shall the expression of one thing be deemed to exclude another not expressed, although it may be of like nature. The Corporation shall have all of the additional powers and rights as provided within the N.R.S. The Corporation shall have all of the additional powers and rights as provided within the N.R.S.


                                    ARTICLE V
                                AUTHORIZED SHARES

          The aggregate number of shares which the Corporation shall have authority to issue is 50,000,000 shares, having a par value of $0.001 (1 mil) per share. The stock shall be designated as Class "A" voting common stock and shall have the same rights and preferences. The common stock shall not be divided into classes and may not be issued in series. Fully paid stock of this Corporation shall not be liable for any further call or assessment.


                                   ARTICLE VI
                               PRE-EMPTIVE RIGHTS

          No stockholder of the Corporation shall, because of his ownership of stock, have a pre-emptive or other right to purchase, subscribe for or take part of any of the notes, debentures, bonds or other securities convertible into or carrying options for warrants to purchase stock of the Corporation issued, optioned or sold by it after its incorporation, except as may be otherwise stated in these Articles of Incorporation. Any part of the capital stock and any part of the notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase stock of the Corporation authorized by these Articles of Incorporation or by an amended certificate of said Articles duly filed, may at any time be issued, optioned for sale and sold or disposed of by the Corporation pursuant to the resolution of its Board of Directors to such person, persons or organizations and upon such terms as the Board of Directors deem proper, without first offering such


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

stock or securities or any part thereof to existing stockholders, except as required in Article V of these Articles of Incorporation.

                                   ARTICLE VII
                                VOTING OF SHARES

          Each outstanding share of the Class "A" common stock of the Corporation shall be entitled to one vote on each matter submitted to a vote at a meeting of the stockholders. Each shareholder shall be entitled to vote his or its shares in person or by proxy, executed in writing by such shareholder or by its duly authorized attorney in fact. At each election for directors, every shareholder entitled to vote at such election shall have the right to vote in person or by proxy, the number of shares owned by him or it for as many persons as there are directors to be elected and for whose election he or it has the right to vote, but the shareholder shall have no right, whatsoever, to accumulate his or its votes with regard to such election.

                                  ARTICLE VIII
                                    DIRECTORS

          The governing board of this Corporation shall be called directors, and the number of directors may from time to time be specified by the By-laws of the Corporation at no less than one, nor more than fifteen. When the By-laws do not specify the number of directors, the number of directors shall be three (3), or equal to the number of shareholders should there be less than three initial shareholders.


                                   ARTICLE IX
                      ACQUISITION OF A CONTROLLING INTEREST

          The Corporation expressly elects not to be subject to or governed by N.R.S. 78.378 to 78.3793, inclusive, as amended from time to time, relating to an acquisition of a controlling interest.


                                    ARTICLE X
                    COMBINATIONS WITH INTERESTED SHAREHOLDERS

          The Corporation expressly elects not to be subject to or governed by N.R.S. 78.411 to 78.444, inclusive, as amended from time to time, relating to combinations with interested stockholders.

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


          The undersigned does make this Restated Articles of Incorporation pursuant to the Nevada Business Corporation Act this 19th day of September, 2000.


                                     /s/ Steven H. Kerr
                                     -------------------------------------------
                                     Steven H. Kerr, President and Secretary



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